EXHIBIT 99.1

ADVAXIS ANNOUNCES CLOSING OF PUBLIC OFFERING OF

COMMON STOCK AND WARRANTS

Princeton, NJ – October 22, 2013 – Advaxis, Inc., (NASDAQ: ADXS, ADXSW), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, today announced it has closed its public offering of 6,612,500 shares of common stock, and warrants to purchase up to an aggregate of 3,306,250 shares of its common stock, including 862,500 shares and warrants to purchase 431,250 shares that were offered and sold by Advaxis, Inc. pursuant to the full exercise of the underwriters’ over-allotment option, at a price to the public of $4.00 per share and $0.001 per warrant. The warrants have a per share exercise price of $5.00, 125% of the public offering price of the common stock, are exercisable immediately, and expire five years from the date of issuance. Total gross proceeds from the offering were approximately $26,500,000, before deducting underwriting discounts and commissions and other offering expenses payable by Advaxis, Inc.

Aegis Capital Corp. acted as sole book-running manager for the offering.

This offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 16, 2013 and an abbreviated registration statement relating to these securities was effective upon filing with the SEC on October 16, 2013. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the University of Pennsylvania, the Georgia Regents University Cancer Center, and others.

For more information please visit: www.advaxis.com

Contact Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

Jenene Thomas

Investor Relations and Corporate Communications Advisor

Jenene Thomas Communications, LLC

thomasjenene@gmail.com

908.938.1475

SOURCE: Advaxis, Inc.

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